Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 135 to the Registration Statement No. 033-06516 on Form N-1A of our report dated February 21, 2017 relating to the financial statements and financial highlights of Fidelity Advisor Strategic Income Fund, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series II for the year ended December 31, 2016, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

March 30, 2017